DCAP Group, Inc.
1158 Broadway
Hewlett, NY 11557
Phone: (516) 374-7600
Fax: (516) 295-7216
www.dcapgroup.com

News Release

IMMEDIATE

Investor Contact:
Barry B. Goldstein
DCAP Group, Inc.
(516) 374-7600

DCAP RAMPS UP ADVERTISING PROGRAMS

Hewlett, New York—October 1, 2007—DCAP Group, Inc. (NASDAQ: DCAP), the largest chain of independent storefront insurance agencies in the Northeast, today launched an advertising campaign throughout New York State to build awareness of the DCAP brand.  The campaign will debut today on television highlighting all of DCAP Group’s offices throughout New York State.  This commercial can be viewed online at www.dcapgroup.com.

DCAP Group has retained Scott Cooper Associates, a New York-based branding and marketing agency, to help increase brand loyalty, boost awareness, increase retention and drive sales.

“This is only the first phase of a fully integrated marketing campaign that will continue through 2008,” said Barry Goldstein, chairman and CEO of DCAP Group.  “We want people to know that our brand represents the choices, convenience and service that are best for their individual lifestyle and needs.”

Through DCAP Insurance, DCAP Barry Scott, DCAP Accurate and DCAP Atlantic, DCAP provides automobile, motorcycle and homeowners insurance, enhanced by complementary premium financing capabilities, to retail customers in New York and Pennsylvania. Other products include commercial insurance, automobile club service for roadside emergencies and income tax preparation services. DCAP has 71 owned or franchised storefront locations.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in DCAP’s latest Annual Report filed with Securities and Exchange Commission under Form 10-KSB.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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